EXHIBIT 99.1

NEWS RELEASE

Contact:	Jacque Fourchy
(831) 761-4741
Granite Promotes Laurel Krzeminski to Chief Financial Officer
WATSONVILLE, Calif. (November 9, 2010)—Granite Construction Incorporated (NYSE: GVA) announced today that its Board of Directors has promoted Laurel J. Krzeminski to the position of vice president and chief financial officer, effective immediately. Krzeminski has been serving as Granite’s interim CFO since June 1, 2010.
“I am extremely delighted with Laurel’s appointment to the CFO role,” said Granite President and Chief Executive Officer James H. Roberts. “Having worked alongside her for the past two years, it is clear that she is a well-respected leader who adds valuable insight to our team. With nearly three decades of financial management experience, Laurel is well-suited to help us execute on our plan to reduce costs and successfully position the Company for long-term profitable growth.”
Krzeminski joined Granite in 2008 as vice president and corporate controller. From 1993 to 2007, she served in various corporate and operational finance positions with The Gillette Company (acquired by The Procter & Gamble Company in 2005), including finance director for the Duracell and Braun North American business units. In this role, Krzeminski was responsible for the successful integration of all financial business systems and processes, along with the relocation of the finance business unit operations during Gillette’s transition to P&G. Krzeminski also served as the director of Gillette’s Sarbanes-Oxley Section 404 Compliance program and as Gillette’s director of corporate financial reporting. Her experience also includes several years in public accounting with an international accounting firm.
Ronald L. Gatto will succeed Krzeminski as corporate controller. Gatto joined Granite in 2004 as SEC reporting manager and has also served as a division controller within the Company. In this role, Gatto will have responsibility for all accounting and financial reporting functions.
About Granite
Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public- and private-sector clients through its offices and subsidiaries nationwide. For more information about Granite, please visit its website at www.graniteconstruction.com.
###